March 11, 2008



VIA EDGAR, FACSIMILE AND U.S. MAIL

SECURITIES & EXCHANGE COMMISSION
Division of Corporate Finance
100 F Street, N.E.
Washington, DC 20549
Attention: John Stickel

Re:      Progressive Training, Inc. (the "Company")
         Form 10-12G/A ("Fifth Amendment")
         Filed: March 5, 2008
         SEC File No.: 000-52684

Dear Commission:

Pursuant to Rule 461 of the Securities Exchange Act of 1933, as amended, the Company hereby requests the acceleration of its Registration Statement on Form 10-12G/A, as filed on Amendment Number 5 with the Commission electronically through the EDGAR system on March 5, 2008, file number 000-52684, the manual copy of which was sent to the Commission, via Federal Express, on March 6, 2008, and that said Registration Statement be declared effective Friday, March 14, 2008, as of 3:00 PM, or as soon thereafter as is practical.


                                       Sincerely,


                                       /s/ Buddy Young
                                       ------------------------------------
                                       BUDDY YOUNG, Chief Executive Officer
                                       and President